Exhibit (h)(3)(d)

        AMENDMENT TO TRANSFER AGENT AND DIVIDEND DISBURSING AGENT AGREEMENT
                             Dated:  January 23, 2008

	The Hawaii Municipal Fund Institutional Class and Hawaii Intermediate Fund have terminated any and all affiliations with this Transfer Agent and Dividend Disbursing Agent Agreement.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


						FIRST PACIFIC MUTUAL FUND, INC.


 						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee_______________
							Jean Chun Lee, Secretary






						LEE FINANCIAL RECORDKEEPING, INC.



 						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee_______________
							Jean Chun Lee, Secretary